Exhibit 99.1

NEWS RELEASE

Investor Relations

301-770-3099  |  www.nabi.com

Nabi Biopharmaceuticals Announces Definitive Merger Agreement with Biota Holdings Limited

Rockville, Maryland, April 23, 2012 – Nabi Biopharmaceuticals (NASDAQ:NABI) today announced plans to merge with Biota Holdings Limited (ASX:BTA), a Melbourne, Australia company. The execution of the merger implementation agreement will form a combined company to be named Biota Pharmaceuticals, Inc. Biota Pharmaceuticals will be listed on NASDAQ and headquartered in the United States. The merger will provide to Nabi’s shareholders the opportunity to participate in the potential growth of the combined company, return of significant cash, as well as a contingent value right providing payment rights arising from future sale, transfer, license or similar transactions involving NicVAX. Biota’s move to the United States is designed to achieve better value recognition and liquidity through a stronger U.S. biotechnology shareholder base.

Following the closing of the merger, Biota Pharmaceuticals, Inc. will have three royalty generating products, Relenza, Inavir and potentially PhosLyra; two clinical programs, vapendavir (a phase III-ready human rhinovirus program), as well as a US $231 million contract with BARDA for the advanced development, in the US, of laninamivir (a long acting anti-influenza neuraminidase inhibitor). In addition, the combined company will have an interest in NicVAX and several pre-clinical programs, including respiratory syncytial virus (RSV), hepatitis C (HCV-NN), broad spectrum antibiotic targeting gyrase (GYR), as well as over US$100 million in cash with which to develop its program pipeline.

“This merger is an exciting opportunity for Nabi’s shareholders,” said Dr. Raafat Fahim, President and CEO of Nabi. “It will trigger the distribution of significant cash to current Nabi shareholders, as well as enable their participation in the growth opportunity of the combined company, which includes royalty generating products and a rich pipeline. In addition, it preserves for Nabi’s current shareholders the possibility of realizing potential future value from NicVAX.”

Biota Chairman, Jim Fox, commented, “A NASDAQ listing provides Biota with access to the largest healthcare capital market in the world and will enable us to transform our business model to one which can deliver significantly higher value than the royalty-only model we have historically pursued. We believe this is a necessary step to increase our options for the development and commercialization of our product portfolio, ultimately generating significantly greater value recognition of our product portfolio for our shareholders.”

The merger and related matters will require approval of the Biota and Nabi shareholders.

Certain key elements of the merger implementation agreement are:

•	Nabi will acquire all of the outstanding ordinary shares in Biota in exchange for newly issued shares of Nabi common stock.

•	After the merger, Nabi will be renamed, “Biota Pharmaceuticals, Inc.” and remain a NASDAQ listed company, while Biota will be de-listed from the ASX.

•	Nabi’s assets at the closing of the merger will include US$54 million in cash, a right to receive royalties from a marketed product (PhosLyra) and an interest in NicVAX vaccines.

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Nabi plans to return to its stockholders its remaining cash in excess of the US$54 million required to be held by Nabi at closing after satisfying outstanding liabilities. Such distribution is expected to take the form of a dividend, return of capital and/or a repurchase of outstanding shares of Nabi common stock through an issuer tender offer, or a combination. Nabi’s board of directors has not made a determination at this time regarding the form or timing of such distribution but expects to make these determinations prior to the public distribution to the Nabi shareholders of its proxy statement for the Nabi shareholders meeting at which certain matters related to the merger will be considered.

•	Nabi’s Board also intends to distribute contingent value right providing payment rights arising from future sale, transfer, license or similar transactions involving NicVAX.

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Immediately following the closing of the merger, the shares of Nabi common stock issued to former Biota shareholders will represent approximately 74% of the outstanding common stock of the combined company and shares of Nabi common stock held by current Nabi shareholders will represent approximately 26% of the outstanding common stock of the combined company.

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Immediately following the closing of the merger, the board of directors of the combined company will consist of six current Biota Directors and two current Nabi Directors. Also, Biota’s current CEO and CFO will serve as the CEO and CFO, respectively, of the combined company and additional US-based executives will be appointed.

In conjunction with the merger, Nabi plans to seek shareholder approval of:

(1) certain amendments to its certificate of incorporation to increase the authorized number of shares of common stock to 200,000,000 principally to allow for the issuance of new shares in the merger and to change the name of the company to “Biota Pharmaceuticals, Inc.”;

(2) the issuance of new shares of Nabi common stock to the Biota shareholders in connection with the merger as required by NASDAQ; and

(3) a reverse stock split for ratios ranging from four-to-one to eight-to-one, although a final decision has not been made on whether to implement the reverse split or the exact split ratio (collectively, the “shareholder proposals”).

The Board of Directors of both Nabi and Biota consider the merger and the related transactions to be advisable and fair to, and in the best interests of, their respective shareholders. Nabi’s Board of Directors unanimously recommends that Nabi’s shareholders approve the shareholder proposals at the shareholders meeting at which such matters will be considered.

Nabi expects to close the merger in the third quarter of 2012 after receipt of approval by both Nabi’s and Biota’s shareholders and satisfaction of customary closing conditions and regulatory approvals, including Australian courts.

Piper Jaffray & Co. and Houlihan Lokey are acting as financial advisers, Hogan Lovells US LLP is acting as US legal adviser and Clayton Utz is acting as Australia legal advisor to Nabi in the transaction.

Merger Announcement Conference Call and Webcast Information

The Company will host a live webcast at 8:30 am EST on Monday, April 23, 2012 to discuss the merger.

The webcast can be accessed at:

http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=4762826.

(Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your browser. Remove the space if one exists.) or via the Nabi Biopharmaceuticals website at http://www.nabi.com.

If you do not have Internet access, the U.S./Canada call-in number is 866-770-7120 and the international call-in number is 617-213-8065. The passcode is 12700822. An audio replay will be available for U.S./Canada callers at 888-286-8010 and for international callers at 617-801-6888. The replay passcode is 94859261. An audio replay of this call will be available through April 30, 2012.

The press release and an archived version of the webcast will be available on the company’s website at http://www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the areas of nicotine addiction. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit www.nabi.com.

About Biota

Biota is a leading anti-infective drug development company based in Melbourne Australia, with key expertise in respiratory diseases, particularly influenza. Biota developed the first-in-class neuraminidase inhibitor, zanamivir, subsequently marketed by GlaxoSmithKline as Relenza. Biota research breakthroughs include a series of candidate drugs aimed at treatment of respiratory syncytial virus (RSV) disease and Hepatitis C (HCV) virus infections. Biota has clinical trials underway with its lead compound for human rhinovirus (HRV) infection in patients with compromised respiration or immune systems.

In addition, Biota and Daiichi Sankyo co-own a range of second generation influenza antivirals, of which the lead product lnavir®, is marketed in Japan. Biota holds a contract from the US Office of Biomedical Advanced Research and Development Authority (BARDA) for the advanced development of laninamivir in the USA.

Relenza™ is a registered trademark of the GlaxoSmithKline group of companies.

Inavir® is registered to Daiichi Sankyo.

Further information at www.biota.com.au

Additional Information About the Merger and Where to Find It

This communication is being made in respect of the proposed merger involving Nabi and Biota and the shareholder proposals described above. In connection with the proposed transactions, Nabi will file with the Securities and Exchange Commission (“SEC”) a proxy statement and will mail or otherwise disseminate the proxy statement and a form of proxy to its shareholders when it becomes available. SHAREHOLDERS AND INVESTORS ARE ENCOURAGED TO READ THE PROXY STATEMENT (AND OTHER RELEVANT MATERIALS) REGARDING THE PROPOSED TRANSACTIONS CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE, AND BEFORE MAKING ANY VOTING DECISION, AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS. Shareholders and investors will be able to obtain a free copy of the proxy statement (when available), as well as other filings made by Nabi regarding Nabi Biopharmaceuticals, Biota Holdings Limited and the proposed transactions, without charge, at the SEC website (http://www.sec.gov). In addition, documents filed with the SEC by Nabi will be available free of charge on the investor relations portion of the Nabi website at www.nabi.com.

Participants in the Merger Solicitation

Nabi and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the merger and the shareholder proposals described above. The names of Nabi’s directors and executive officers and a description of their interests in Nabi are set forth in Nabi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on March 14, 2012 and Nabi’s Proxy Statement dated April 20, 2011 which was filed with the SEC on the same date. Additional information about the interests of potential participants will be contained in the proxy statement (when filed) and other relevant materials to be filed with the SEC in connection with the proposed transactions. These documents may be obtained from the SEC website and from Nabi in the manner noted above.

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about the merger and related transactions, Nabi’s plans to distribute cash or other rights to its shareholders, expected timing and completion of the proposed transactions, products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, and alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to obtain the approval of the shareholder proposals by Nabi’s shareholders; our ability to satisfy the conditions to the merger and related transactions on the terms and expected timeframe or at all; the outcome of any legal proceedings that may be instituted related to the merger agreement; transaction costs; our ability to conduct and obtain successful results from the remaining NicVAX study; GSK’s failure to successfully develop and commercialize any future generation candidate nicotine vaccine; our ability to collect any further milestones and royalty payments under the PhosLo agreement; the ability to obtain regulatory approval for NicVAX and any future generation candidate nicotine vaccine in the U.S. or other markets; our ability to comply with reporting and payment obligations under government rebate and pricing programs; and loss of full use of our net operating loss carry forwards. Some of these factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC. We do not undertake to update any of these forward-looking statements or to announce the results of any revisions to these forward-looking statements except as required by law.